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                                  EXHIBIT 10.11

                       THIRD LEASE MODIFICATION AGREEMENT

     THIS THIRD LEASE MODIFICATION AGREEMENT, made this 30th day of May, 2002 by and between 5851 WEST SIDE ASSOCIATES, L.L.C. (as successor to Hartz Mountain Development Corp.), a New Jersey limited liability company, having an office at 400 Plaza Drive, Secaucus, New Jersey 07094 (hereinafter referred to as "Landlord") and SUNGARD RECOVERY SERVICES LP, a wholly owned subsidiary of SunGard Data Systems Inc., a Pennsylvania limited partnership, having an office at 1285 Drummers Lane, Wayne, PA 19087 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

     WHEREAS, by Agreement of Lease dated November 16, 1987, as amended by Amendment of Lease dated December 15, 1987, and Second Amendment of Lease dated April 11, 1988 (collectively the "Lease") Landlord leased to Tenant and Tenant hired from Landlord 163,537 rentable square feet of Floor Space located at 5851 West Side Avenue, North Bergen, New Jersey (hereinafter the "Demised Premises"); and

     WHEREAS, Landlord and Tenant wish to modify the Lease to reflect an extension of the Term of the Lease for an additional five (5) years, and to amend the Lease accordingly;

     NOW, THEREFORE, for and in consideration of the Lease, the mutual covenants herein contained and the consideration set forth herein, the parties agree as follows:

     1. Extension of Term: The Term is hereby extended for a period of five (5) years (said period is hereinafter referred to as the "Extended Period") commencing February 1, 2003 (the "Extended Period Commencement Date") and expiring January 31, 2008 (the "Extended Period Expiration Date").

     2. Fixed Rent for the Extended Period: The Fixed Rent during the Extended Period shall be as follows:

For the period of February 1, 2003 - January 31, 2004   $21.00 per rentable sq. ft. of Floor Space per annum
For the period of February 1, 2004 - January 31, 2005   $21.63 per rentable sq. ft. of Floor Space per annum
For the period of February 1, 2005 - January 31, 2006   $22.28 per rentable sq. ft. of Floor Space per annum
For the period of February 1, 2006 - January 31, 2007   $22.95 per rentable sq. ft. of Floor Space per annum
For the period of February 1, 2007 - January 31, 2008   $23.64 per rentable sq. ft. of Floor Space per annum

It is intended that the Fixed Rent shall be absolutely net return to Landlord throughout the Extended Period, free of any expense, charge or deduction whatsoever, with respect to the Demised Premises, the Building, or the Land, except as may otherwise expressly be provided in the Lease.

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     3. Broker: Reference is made to Article 1.01 D of the Lease. The parties agree that said provision is hereby deleted and replaced with the following:

                       D. Broker: Julien J. Studley, Inc.

     4. Floor Space: The rentable Floor Space of the Demised Premises is 163,537 square feet. Article 1.01 L of the Lease shall be deemed amended accordingly.

     5. Guarantor: None. Article 1.01 M of the Lease is hereby deleted.

     6. Landlord's Work: Landlord shall not be required to perform any work in and to the Demised Premises. Tenant shall accept the Demised Premises in "as is" condition. Further, Landlord shall not be obligated to make any contribution or allowance to Tenant in connection with any work or alterations which Tenant may choose to perform to the Demised Premises.

     7. Option to Renew: Reference is made to Article 2.02 of the Lease. The parties agree that said provision is hereby deleted and replaced with the following:

     R2. Provided there is no event of default by Tenant beyond the expiration of any applicable notice and cure period, if any, Tenant shall have one (1) option to extend the Term of its lease of the Demised Premises, from the date upon which this Lease would otherwise expire, for a period of five (5) years (herein referred to as the "First Extended Period"), upon the following terms and conditions:

          1. If Tenant elects to exercise said option, it shall do so by giving notice of such election to Landlord on or before the date which is one (1) year before the beginning of the First Extended Period. Tenant agrees that it shall have forever waived its right to exercise such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided herein for the giving of such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of said option.

          2. If Tenant elects to exercise said option, the Term shall be automatically extended for the First Extended Period without execution of an extension or renewal lease. Within ten (10) days after request of either party following the effective exercise of such option, however, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of an instrument in recordable form confirming that said option was effectively exercised.

          3. The First Extended Period shall be upon the same terms and conditions as are in effect immediately preceding the commencement of the First Extended Period; provided, however, that Tenant shall have no right or option to extend the Term for any period of time beyond the expiration of the First Extended Period and, provided further, that in the First Extended Period the Fixed Rent shall be as follows:

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          The Fixed Rent during the First Extended Period shall be at a rate which is the greater of (i) $23.64 per rentable square foot of Floor Space per annum, or (ii) ninety-five percent (95%) of the then prevailing Fair Market Value ("FMV"). FMV shall be determined by mutual agreement of the parties. If the parties are unable to agree on the FMV within thirty (30) days of Tenant's exercise of its option, the parties shall choose a licensed Real Estate Appraiser who shall determine the FMV. The cost of said Real Estate Appraiser shall be borne equally by the parties. If the parties are unable to agree on a licensed Real Estate Appraiser within forty-five (45) days of Tenant's exercise of its option, each party shall select one Appraiser to appraise the FMV. All appraisals shall be rendered within thirty (30) days of appointment of the respective Appraiser appointed under this paragraph. If the FMV as determined by the Appraisers hired by Tenant and Landlord differ, then the Appraisers shall select a third licensed Real Estate Appraiser to determine FMV. Within fifteen (15) days of the appointment, the third Real Estate Appraiser shall determine the FMV by selecting the FMV of either of the Appraisers selected by Tenant and Landlord; the third Real Estate Appraiser's determination of FMV is limited to selecting the FMV of either Landlord's Appraiser or Tenant's Appraiser.

     8. Parking: Reference is made to Article 5.03 of the Lease. The parties agree that the following sentences shall be inserted at the conclusion thereof:

          "Landlord shall not assess any parking charge upon Tenant in connection with Tenant's use of the parking facilities located on the Land." Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right to use all of the available parking spaces on the Land, and Landlord shall not have the right to reduce the available parking spaces on the Land without Tenant's prior consent, which consent may be withheld in Tenant's sole discretion. Further, notwithstanding anything contained in Article 17.03 to the contrary, Tenant's obligation as described therein with respect to the paved areas shall include, but not be limited to, all parking areas on the Land.

          "Landlord shall use reasonable efforts (provided same is at no cost to Landlord not reimbursed by Tenant) to accommodate Tenant's temporary increased parking needs during a disaster recovery situation."

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     9. Operating Expenses/Real Estate Taxes: Reference is made to Article 6 of the Lease. The parties agree that said Article 6 shall apply with respect to the payment of Operating Expenses and Real Estate Taxes during the Extended Period.

     10. Subordination: Reference is made to Article 9 of the Lease. The parties agree that Article 9 shall be supplemented as follows:

          Landlord shall deliver to Tenant, at Tenant's sole cost and expense (not including any legal fees incurred by Landlord for Landlord's role in connection with the procurement of any such SNDA), a subordination, non-disturbance and attornment Agreement ("SNDA") in commercially reasonable form acceptable to Landlord, Tenant and the party from which the SNDA is sought, from any existing or future Superior Lessor or Superior Mortgagee and Tenant's subordination of the Lease pursuant to Section 9.01 is expressly contingent upon and subject to a fully executed SNDA by Tenant, Landlord and any current Superior Lessor and Superior Mortgagee being in full force and effect during the Term.

     11. Assignment/Subletting: Reference is made to Article 11.01 of the Lease. The following phrase shall be added at the conclusion of that provision:

          Landlord may not (i) withhold its consent to any assignment or subletting based on the identity of the proposed assignee or subtenant provided such proposed assignee or subtenant may not be an existing tenant of Landlord or its affiliates (in which case Landlord may withhold its consent) and further provided any such assignee or subtenant intends to and does use the Demised Premises for the Permitted Uses, or (ii) impose any restriction upon Tenant in connection with any proposed subletting as it relates to the minimum rents to be charged by Tenant in connection with any such subletting. In connection with any permitted assignment or sublet by Tenant, Tenant shall be entitled to retain any fees, charges or rent paid by the proposed assignee or subtenant, and Landlord shall have no claim or right to any such fees, rent or proceeds from such assignment or sublet.

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     Reference is made to Article 11.07 of the Lease. The parties agree that said provision is hereby deleted. The following provision shall replace the existing Article 11.07:

          Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to entertain or consider any request by Tenant to consent to any proposed assignment of this Lease or sublet of all or any part of the Demised Premises unless each request by Tenant is accompanied by a non-refundable fee payable to Landlord in the amount of One Thousand Dollars ($1,000.00) to cover Landlord's administrative, legal, and other costs and expenses incurred in processing each of Tenant's requests. Neither Tenant's payment nor Landlord's acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Landlord to consent to Tenant's request.

     12. Insurance: Reference is made to Article 13.02 of the Lease. The parties hereby agree that following provision is added at the conclusion of Article 13.02:

          The certificates of insurance to be delivered to Landlord by Tenant shall name Landlord as an additional insured and, at Landlord's request, shall also name any Superior Lessors or Superior Mortgagees as additional insureds, and the following phrase must be typed on the certificate of insurance: "Hartz Mountain Industries, Inc., and its respective subsidiaries, affiliates, associates, joint ventures, and partnerships, are hereby named as additional insureds as their interests may appear (and if Landlord has so requested, Tenant shall include any Superior Lessors and Superior Mortgagees as additional insured(s)). It is intended for this insurance to be primary and non-contributing."

     13. Alterations: Reference is made to Article 15 of the Lease. The parties agree that the following provisions shall be added to that Article of the Lease:

          15.03 Reference is made to Article 15.01 of the Lease. Landlord agrees that it shall not unreasonably withhold, delay or condition its consent to any alteration requested by Tenant. Notwithstanding anything contained in this Article 15 to the contrary, (i) Landlord's consent shall not be required with respect to those alterations requested

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          by Tenant which are (a) less than $100,000 in scope, and (b) do not materially and adversely affect the structure of the Building, and (c) do not materially and adversely affect the mechanical systems in the Building, provided, however, except for those purely cosmetic alterations, Tenant shall nonetheless provide Landlord with notice of all alterations; and (ii) regardless of whether an alteration is one which requires Landlord's consent or not, Tenant will be required to restore the Demised Premises to the condition existing before the alteration was implemented (and repair any resultant damage resulting therefrom) on or prior to the expiration of the Term, subject to reasonable wear and tear and damage by casualty and condemnation.

          15.04. Landlord shall not impose any fee for review and/or approval of plans and/or specifications for any alteration proposed by Tenant (inclusive of any "initial improvements" [performed by Tenant at the commencement of the Extended Period)]; (said initial improvements sometimes hereinafter referred to as the "Tenant's Work") other than actual and reasonable out of pocket costs incurred by Landlord. Further, and notwithstanding anything to the contrary contained in
          Article 15 of the Lease, Landlord shall not impose any fees upon Tenant related to Landlord's oversight of any Tenant's Work or alteration.

          15.05. Notwithstanding anything to the contrary contained in the Lease, Tenant reserves the right, without Landlord's consent but on notice to Landlord, to designate a general contractor of its choosing to perform Tenant's Work and/or alterations in and to the Demised Premises. Landlord shall not be entitled to any fees for supervision or otherwise if Tenant chooses a third party general contractor in accordance with the preceding sentence. In the event Landlord elects to utilize Landlord's services to perform Tenant's Work or alterations, Landlord shall solicit competitive bids from at least three (3) third party subcontractors and Tenant shall have the right to review said bids. Tenant shall retain the right to designate specific contractors from those providing bids to Landlord.

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     14. Utility Vendors/Diesel Generators: Reference is made to Article 20 of the Lease. The parties agree that the following provision shall be added to that Article of the Lease.

          20.04. Tenant may select telecommunications and utility vendors of its choosing without approval of Landlord. Tenant shall, however, provide Landlord with notice of same upon selection thereof.

          20.05. Tenant shall have the right to install and operate diesel generators in the Demised Premises, subject, however to Landlord's reasonable approval concerning the means and methodology of such installation, the location of any such installation, and the means and methodology of the removal of such generators at the expiration of the Term. Tenant shall be responsible to maintain, at Tenant's sole cost and expense, any such generators.

     15. Access: Reference is made to Article 21 of the Lease. The parties agree that the following provision shall be added to that Article of the Lease.

          21.07. Tenant shall have access to the Demised Premises and parking facilities on a 24 hour, 7 day per week basis.

     16. Holdover: Reference is made to Article 26.02 of the Lease. The parties agree that said provision shall be deleted in its entirety and replaced with the following:

26.02. If Tenant remains in possession of the Demised Premises after the expiration of the Term, Tenant shall be deemed to be occupying the Demised Premises as a Tenant from month to month at the sufferance of Landlord subject to all of the provisions of this Lease except that the monthly Rent shall be (i) for the period of the holdover commencing on the Extended Period Expiration Date and continuing for sixty (60) days, a monthly amount equal to the then current monthly Fixed Rent (plus Tenant shall also pay its Operating Expenses, Real Estate Taxes and all other Additional Charges) (said sixty (60) day period hereinafter referred to as the "First Holdover Period"); (ii) for the holdover period commencing on the expiration of the First Holdover Period and continuing through the date which is one hundred and eighty (180) days from the Extended Period Expiration Date (the "Second Holdover Period") a monthly amount which is one hundred fifty percent (150%) of Tenant's then current monthly Fixed Rent (plus Tenant shall also pay its Real Estate Taxes, Operating Expenses, and all other Additional Charges); and (iii) for the holdover period commencing on the expiration of the Second Holdover Period through the balance of any holdover period the monthly Rent shall be twice the monthly Rent in effect during the last month of the Term (inclusive of Fixed Rent, Real Estate Taxes and Operating Expenses). Nothing herein contained shall be

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construed, nor shall same constitute a waiver by Landlord with respect to its rights to pursue any and all remedies to which it is entitled pursuant to the Lease and by law as a result of Tenant's continued occupancy of the Premises beyond the Extended Period Expiration Date.

     17. Default: Reference is made to Article 27.02 of the Lease. Landlord and Tenant hereby agree that an abandonment of the Demised Premises by Tenant shall not be deemed a default of the Lease provided Tenant continues to comply with all obligations under the Lease, including, but not limited to, the payment of all Rent, during any such period of abandonment. Tenant shall notify Landlord of any intended abandonment of the Demised Premises.

     18. Tenant's Right to Cure: Reference is made to Article 32 of the Lease. The parties agree that the following provision shall be added to that Article of the Lease.

          32.02. If Landlord shall default in the performance of any of Landlord's obligations under this Lease, Tenant, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Landlord, without notice in a case of emergency, and in any other case only if such default continues after the expiration of thirty (30) days from the date Tenant gives Landlord notice of the default. Charges for any expenses incurred by Tenant in connection with any such performance by it for the account of Landlord shall be due and payable by Landlord upon demand.

     19. Broker: Reference is made to Article 33.01 of the Lease. The parties agree that said provision shall be deleted and replaced with the following:

          33.01. Landlord and Tenant represent that no Broker except the Broker was instrumental in bringing about or consummating this Third Lease Modification Agreement and that Landlord and Tenant had no conversations or negotiations with any Broker except the Broker concerning this Third Lease Modification Agreement. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including without limitation attorney's fees and expenses, arising out of any conversations or negotiations had by Tenant with any Broker other than the Broker related to this Third Lease Modification Agreement. Landlord agrees to indemnify and hold harmless Tenant against and from any claims

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          for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including without limitation attorney's fees and expenses, arising out of any conversations or negotiations had by Landlord with any broker other than the Broker related to this Third Lease Modification Agreement. Landlord shall pay any brokerage commissions due the Broker with respect to this Third Lease Modification Agreement pursuant to a separate agreement between Landlord and the Broker.

     20. Signage: Reference is made to Article 38.09 of the Lease. The parties agree that the following sentence shall be added to that provision of the Lease:

          Notwithstanding the foregoing, Tenant shall have the right to create or modify its existing monument signage at the Building subject to applicable Legal Requirements and Landlord's reasonable approval concerning any such modification to and/or creation of such signage.

     21. Rooftop Access: Subject to Landlord's reasonable approval rights Tenant may install a satellite and/or microwave antenna for the reception and transmission of electromagnetic signals on the roof of the Building. Tenant shall be obligated to deliver to Landlord plans and specifications with respect to such satellite and/or microwave antenna for Landlord's reasonable approval prior to installation thereof. Tenant shall be responsible for the cost of the installation of any satellite and/or microwave antenna as well as the cost of the maintenance of such satellite and/or microwave antenna and the connections related thereto. Tenant shall also be responsible for the cost of repairs and/or replacements to the roof and roof membrane which are required as a result of (i) the installation of the satellite and/or microwave antenna, (ii) the maintenance of the satellite or microwave antenna, and (iii) removal of the satellite and/or microwave antenna at the expiration of the Term and Tenant shall perform all repairs and replacements required in connection therewith. Tenant agrees to indemnify Landlord for any claims, loss, damage, or expense associated with the installation, operation and/or maintenance of, and removal of any such satellite and/or microwave antenna, except to the extent caused solely by Landlord's negligence or willful act.

     22. Mobile Data Center: Tenant shall have the right during a disaster recovery and/or demonstration or testing event to park its Mobile Data Center vehicles at a mutually agreed upon location on the Land. Tenant shall have the right to install a "hitching post" on the Land to connect the Mobile Data Center to the Premises.

     23. Rider: The parties agree that all provisions of that certain Rider to Lease Agreement dated November 16, 1987 are hereby deleted.

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     24. Second Rider: The parties agree that all provisions of that certain
Second Rider to Lease Agreement dated November 16, 1987 are hereby deleted.

     25. Memorandum of Lease: Article 37 of the Lease is hereby amended to provide that at Tenant's request, Landlord shall execute and deliver to Tenant a Memorandum/Short Form of Lease in recordable form which document is subject to Landlord's reasonable approval and Tenant shall be permitted to record such Memorandum/Short Form of Lease against the Land and Tenant shall pay the recording costs thereto.

     26. Except as provided herein, all of the terms and conditions of the Lease dated as amended above are in full force and effect and are confirmed as if fully set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease Modification Agreement to be duly executed as of the day and year first above written.


                                               5851 WEST SIDE ASSOCIATES, L.L.C.
                                                                    ("Landlord")
                                          BY:  HARTZ MOUNTAIN DEVELOPMENT CORP.


                                          By:  /s/ Irwin A. Horowitz
                                               ---------------------------------
                                               Irwin A. Horowitz
                                               Executive Vice President


                                               SUNGARD RECOVERY SERVICES LP
                                                                      ("Tenant")


                                          By:  /s/ Paul D. Loveland, Jr.
                                               ---------------------------------
                                               Name: Paul D. Loveland, Jr.
                                               Title: Assistant Controller

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